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                                                                     Exhibit 3.4

                  AMENDED AND RESTATED CERTIFICATE OF TRUST OF
                          ALLSTATE LIFE GLOBAL FUNDING

     THIS Amended and Restated Certificate of Trust, dated as of [ ] of Allstate Life Global Funding (the "Amended and Restated Certificate of Trust") amends and restates in its entirety the Certificate of Trust of Allstate Life Global Funding, dated as of June 24, 2002.

     1. Name. The name of the statutory trust is Allstate Life Global Funding (the "Trust").

     2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890-0001, Attention: Corporate Trust Administration.

     3. Effective Time. This Amended and Restated Certificate of Trust will be effective upon its filing with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being the Delaware Trustee of the Trust as of the date of filing of this Amended and Restated Certificate of Trust, has executed this Amended and Restated Certificate of Trust as of the date first above written in accordance with Section 3811(a) of the Delaware Statutory Trust Act (12 Del. Code, Section 3801 et seq.).

                              Wilmington Trust Company, not in its
                              individual capacity but solely as Delaware Trustee


                              By:
                                 -----------------------------------------------
                                 Name:
                                 Title: